News Release

FOR IMMEDIATE RELEASE 04/05/00

TELLABS COMMENTS ON FIRST QUARTER EXPECTATIONS

Lisle, Ill. -- Tellabs announced today that, based on current estimates, it expects first quarter net earnings to be lower than analysts' estimates. The company expects to report revenue of approximately $630 million for the quarter ended March 31, 2000, somewhat above planned levels and up approximately 35 percent from the same period last year. The company expects diluted earnings per share for the quarter to be in the range of 27 cents to 29 cents. Excluding one time gains and charges, diluted earnings per share are expected to be in the range of 25 cents to 27 cents, compared to consensus EPS estimates of approximately 30 cents per share and 24 cents in the year-ago quarter (when restated to reflect the recent SALIX Technologies acquisition). Management remains comfortable with current full-year consensus EPS estimates.

Lower gross profit margins were the major contributor to the earnings shortfall. These lower margins were caused by several factors, including:

  Higher-than-anticipated costs associated with some components used in the company's products, which adversely affected profitability and manufacturing efficiencies.

  An unusually high number of TITAN® 5500 new systems and increased customer service installations.

  Higher-than-anticipated CABLESPAN® revenues.

The company has worked with its suppliers to obtain sufficient components, albeit at higher cost, to continue to satisfy growing customer demand. The company believes that sales of new TITAN 5500 systems, which increased dramatically in the quarter, are indicative of robust customer demand for this product and can be considered a forward indicator of continued upgrade sales in the future.

"In the first quarter, we satisfied very strong customer demand in the face of some not insignificant component issues," said Tellabs Chairman and CEO Michael J. Birck. "That, combined with the accelerated R&D and SG&A expenses we forecasted in January in support of major new products and some shifts in product mix, strained profitability during the quarter. As we look to the rest of 2000, we remain confident in our ability to reach our objectives for the year."

Tellabs expects to announce first quarter results on April 18, 2000, before the open of the Nasdaq Stock Market.

Tellabs designs, manufactures, markets and services data, voice and video transport, switching/routing and network access systems. The company's products are used worldwide by the providers of communications services. Tellabs stock is listed on the Nasdaq Stock Market (TLAB).

This news release is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, competitive response, and a downturn in the telecommunications industry. Tellabs' actual future results could differ materially from those discussed in this news release and the company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

CONTACT: Peter A. Guglielmi
(630) 378-6111

Tellabs, the Tellabs logo, TITAN and CABLESPAN are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.